San Mateo, CA
                                                                   May 26, 1999
                                                                   $149,000

                             SECURED PROMISSORY NOTE

For value received, the undersigned, Hypermedia Communications, Inc., a California corporation ("Borrower") promises to pay MK GVD Fund ("Lender") the principal sum of one hundred and forty nine thousand dollars ($149,000), with interest from the date hereof at a rate of ten percent (10%) per annum, which amount shall be secured by all of the assets of Borrower. Said principal shall be due and payable on demand by Lender, which demand may be made at any time, but in no event shall the principal be paid later than one hundred eighty (180) days after the date of this Note. This Note may be prepaid at any time without penalty.

In the event of liquidation, merger, sale, or winding up of the company, Lender shall be entitled to receive, prior and in preference to any other holders of debt or equity securities, (except as provided in item 1. below), the principal value of this Note plus accrued interest.

The following is a statement of the rights of the Borrower of this Note and the conditions to which this Note is subject, to which the Borrower and Lender, by the acceptance of this Note agree:

         1. Subordination - Creditor subordinates to Business Finance ("BF") any security interest or lien that Creditor may have in any property of Borrower. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to BF now existing or hereafter arising.

         2. Security Interest - Borrower hereby grants to Lender a security interest in all assets of Borrower to secure repayment of the indebtedness represented by this Note. Borrower hereby represents and agrees that it will take all actions contemplated above including the execution of a UCC1 financing statement, which for the purposes of such execution, Borrower hereby appoints Lender as its attorney-in-fact to execute such UCC1 financing statement.

         3. Attorneys' Fees - If any action or proceeding shall be commenced to enforce this Note or any right arising in connection with this Note, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs, and expenses incurred by such prevailing party in connection with such action or proceeding or negotiation to avoid such action or proceeding. In the event that any provision of this Note should be deemed unlawful or unenforceable, such provision shall be struck and the remainder hereof shall be enforced to the fullest extent of the law.

         4. Governing Law - This Note is issued in and shall be interpreted under the laws of the State of California.

Issued this 26 day of May, 1999.

                                          Hypermedia Communications, Inc.



                                          By: __________________

                                          Title: ________________